PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-92161
(To Prospectus dated August 15, 2007)	333-95805
Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

Pharmaceutical HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Pharmaceutical HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Abbott Laboratories	ABT	14	NYSE
Advanced Medical Optics, Inc.	EYE	0.2222	NYSE
Allergan, Inc.	AGN	2	NYSE
Biovail Corporation	BVF	4	NYSE
Bristol-Myers Squibb Company	BMY	18	NYSE
Eli Lilly & Company	LLY	10	NYSE
Forest Laboratories, Inc.	FRX	4	NYSE
Hospira, Inc.	HSP	1.4	NYSE
Johnson & Johnson	JNJ	26	NYSE
King Pharmaceuticals, Inc.	KG	4.25	NYSE
Medco Health Solutions	MHS	2.6532	NYSE
Merck & Co., Inc.	MRK	22	NYSE
Mylan, Inc.(1)	MYL	2.25	NYSE
Pfizer Inc.	PFE	58	NYSE
Schering-Plough Corporation	SGP	14	NYSE
Valeant Pharmaceuticals	VRX	1	NYSE
Watson Pharmaceuticals, Inc.	WPI	1	NYSE
Wyeth	WYE	12	NYSE
Zimmer Holdings, Inc.	ZMH	1.8	NYSE

(1)	Effective October 1, 2007, Mylan Laboratories, Inc. (NYSE ticker “MYL”), an underlying constituent of the Pharmaceuticals HOLDRS Trust, changed its name to Mylan, Inc.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2007.